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EXHIBIT 12.1

CAPITAL HOLDING CORPORATION AND SUBSIDIARIES
COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

                                            Years Ended December 31
                               1993      1992       1991      1990       1989
                                               (000's Omitted)
Earnings as Adjusted:
Pretax income from
  continuing operations    $  487,058 $  452,027 $  345,936 $  224,712 $  384,527
Interest expense, excluding
  interest on banking
  deposits, annuities and
  other financial products     72,888     78,784     89,535     63,859     55,469
Portion of rent expense
  representing the
  interest factor               8,170      9,254      5,335      5,348      5,692
    Subtotal                  568,116    540,065    440,806    293,919    445,688
Interest expense on
  banking deposits             54,025     64,472     86,999     96,440    112,470
    Subtotal                  622,141    604,537    527,805    390,359    558,158
Interest expense on
  annuities and other
  financial products          682,960    704,147    756,918    709,668    563,733
    Total                  $1,305,101 $1,308,684 $1,284,723 $1,100,027 $1,121,891

Fixed Charges:
Interest incurred,
  excluding interest
  incurred on banking
  deposits, annuities and
  other financial products  $  72,888 $   81,024 $   88,875 $   62,326 $   53,850
Portion of rent expense
  representing the
  interest factor               8,170      9,254      5,335      5,348      5,692
    Subtotal                   81,058     90,278     94,210     67,674     59,542
Interest incurred on
  banking deposits             54,025     64,472     86,999     96,440    112,470
    Subtotal                  135,083    154,750    181,209    164,114    172,012
Interest incurred on
  annuities and other
  financial products          686,204    704,147    756,918    709,668    563,733
    Total                   $ 821,287 $  858,897 $  938,127 $  873,782 $  735,745

Ratio of Earnings to Fixed Charges:
Excluding interest on banking
  deposits, annuities and other
  financial products<F1>          7.0        6.0        4.7        4.3        7.5
Including interest on
  banking deposits<F2>            4.6        3.9        2.9        2.4        3.2
Including interest on banking
  deposits, annuities and other
  financial products<F3>          1.6        1.5        1.4        1.3        1.5

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EXHIBIT 12.1 (CONTINUED)

COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES


<F1> For the purpose of computing the ratio of earnings to fixed charges, earnings have been calculated by adding to pretax income from continuing operations the amount of fixed charges reduced for capitalized interest and increased for amortization of previously capitalized interest.
     Fixed charges consists of interest on debt and a portion of net rental expense, approximately one-third, deemed to represent interest.

<F2> Computation of this ratio is the same as described in note (1) above except that fixed charges also includes interest on banking deposits.

<F3> Computation of this ratio is the same as described in note (1) above except that fixed charges also includes interest on banking deposits, annuities and other financial products.

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